EXHIBIT 10.22

Form of
GREENHILL & CO., INC. EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD NOTIFICATION
(FIVE YEAR CLIFF VESTING)

Greenhill & Co., Inc., a Delaware corporation (the “Company”), hereby grants to the “Participant” this Award of Restricted Stock Units (“RSUs”) pursuant to the Greenhill & Co., Inc., Equity Incentive Plan (the “Plan”) upon the following terms and conditions:

Name of Participant:

Grant Date:

Number of RSUs:

12.	This Award is subject to all terms and conditions of this Notification and the Plan. The terms of the Plan are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan. The term “Notification” means this Notification.

13.	Each RSU represents a right to a future payment equal to the Fair Market Value of one Share at the time of such payment. Such payment may, at the Committee’s election be in cash or Shares or a combination thereof.

14.	To the extent dividends are paid on Shares while the RSUs remain outstanding, you shall be entitled to receive at the time such dividends are paid (subject to your continued employment as of the relevant dividend payment date), cash payments in amount equivalent to cash dividends on Shares with respect to the number of Shares covered by the RSUs. If you incur a termination of employment prior to the payment of Shares underlying your vested RSUs but subsequent to the applicable RSUs vesting date, as set forth in Paragraph 4 below, you shall be entitled to receive with respect to such Shares underlying your vested RSUs cash payments in amount equivalent to cash dividends on Shares regardless of whether you continue to be employed as of the relevant dividend payment date.

15.	Subject to the terms and conditions of the Plan and this Notification, and subject to your continued employment as of the relevant vesting date, in accordance with Paragraph 2 above you shall be entitled to receive (and the Company shall deliver to you) within 90 days following the relevant vesting date set forth below, the number of Shares underlying the RSUs (or a cash payment therefor) as of the dates set forth below in accordance with the following schedule:

Vesting Dates = 100% of the Shares underlying the RSUs on the fifth anniversary of the grant date.

16.	In accordance with Section 15(a) of the Plan, the Committee may in its sole discretion withhold from the payment to you hereunder a sufficient amount (in cash or Shares) to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment.

17.	An RSU does not represent an equity interest in the Company, and carries no voting rights. You will not have any rights of a shareholder with respect to the RSUs until the Shares have been delivered to you.

18.	Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, Greenhill & Co., Inc., 300 Park Avenue, New York, New York, 10022, attention of the Plan Administrator, or, if to you, shall be delivered to you or mailed to your address as the same appears on the records of the Company.

19.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of this Notification and the Plan, this Notification shall govern.

20.	By accepting this Award, you acknowledge receipt of a copy of the Plan, and agree to be bound by the terms and conditions set forth in this Notification and the Plan, as in effect from time to time.

21.	By accepting this Award, you further acknowledge that the federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with your RSUs. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

22.	This Notification shall be governed by the laws of the state of New York without giving effect to its choice of law provisions.

GREENHILL & CO., INC.

By:
Name:

Title:

If you would like to designate a beneficiary to exercise your rights under this Notification in the event of your death, please complete your designation in the space provided below, as well as please sign and print your name and date in the space provided below, and return this Notification to the attention of Harold J. Rodriguez, Jr.

Beneficiary:

Participant name (print):
Date: